SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	July 19, 2006
(Date of earliest event reported)	July 14, 2006

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 14, 2006 we entered into an unsecured $1.2 billion Amended and Restated Credit Agreement (the "Credit Agreement") with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Citibank, N.A., as L/C Issuer and Syndication Agent; ABN AMRO Bank N.V., Bank One, NA, and Wachovia Bank, National Association, as Co-Documentation Agents; Banc of America Securities LLC, and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers; and the other lenders named in the Credit Agreement. The Credit Agreement amended and restated our existing $1.2 billion unsecured five-year revolving credit facility which had a maturity date of September 16, 2009.

As amended, the Credit Agreement has a maturity date of July 14, 2011. We may extend the maturity date, with the consent of the lenders, by one year prior to each anniversary date of the Credit Agreement. The aggregate available borrowings remain at $1.2 billion, but we may request an increase in the commitments of the lenders of up to an additional $500 million. As of June 30, 2006, we had no borrowings under the Credit Agreement and have utilized $143.5 million of the commitments through the issuance of letters of credit.

The interest rate applicable to extensions of credit is based, at our election, on either (i) the higher of prime or one-half of one percent above the Federal Funds Rate, which is the rate that banks charge each other for the overnight borrowing of funds, or (ii) the Eurodollar rate plus a set number of basis points based on our current long-term unsecured debt ratings by Moody's Investor Services (Moody's) and Standard and Poor's Ratings Group (S&P). The Credit Agreement includes a $500 million sublimit for the issuance of standby letters of credit. Proceeds from the Credit Agreement are to be used to provide us liquidity for commercial paper, working capital, capital expenditures, acquisitions, mergers, issuance of letters of credit and other general corporate purposes. The Credit Agreement contains usual and customary covenants for transactions of this type, including a covenant limiting our ratio of consolidated total debt to total capital to no more than 67.5% at the end of any calendar quarter, a covenant that we maintain the power to control the management and policies of ONEOK Partners, L.P., and a limit on our aggregate new investments in master limited partnerships.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	July 19, 2006	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration and Chief Financial Officer (Principal Financial Officer)

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